Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 4, 2021 (the “Effective Date”) by and between Rank One Computing Corporation, a Colorado corporation (“Company”) and B. Scott Swann, an individual (the “Employee”). In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Definitions. For purposes of this Agreement only (unless specified to the contrary), the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any individual, (i) such individual’s spouse and lineal relations (whether natural or adopted) and any trust formed and maintained solely for the benefit of such individual or such individual’s spouse or lineal relations and with respect to any entity, (ii) any person or entity controlling, controlled by or under common control with such entity, whether by ownership of voting securities, by contract or otherwise.

“Cause” means any of the following:

(i) Employee’s substantial failure to perform his duties in accordance with the Company’s bylaws and written policies, and as directed by the Company Board or President;

(ii) Employee’s material breach of this Agreement or Company’s Certificate of Incorporation, bylaws or written policies or procedures;

(iii) Employee’s gross negligence or willful misconduct with respect to the Company, including but not limited to dishonesty in the performance of Employee’s duties hereunder or conversion, misappropriation or embezzlement by Employee of any monies or property of the Company; or

(iv) the institution of formal legal charges for, or conviction of Employee of fraud, embezzlement, any other offense involving dishonesty or constituting a breach of trust, or any felony (or any crime in any jurisdiction other than the United States or any state thereof in which the Company does business which would constitute such a felony under the laws of the United States or any state thereof).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Disability” means physical or mental incapacity resulting in Employee being unable to perform his duties for any consecutive 3-month period, or for any 6 non-consecutive months in any consecutive 12-month period. Any question as to the existence of the Disability of Employee as to which Employee and Company cannot agree shall be determined in writing by a qualified independent physician as appointed by Company and Employee (or Employee’s representative). The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of this Agreement.

2. Term of Employment. Subject to the provisions of Sections 5.1 through Section 5.3, inclusive, and conditional upon Employee receiving a release from all non-competition obligations to third parties that prohibit Employee’s employment by the Company, Employee shall be employed by the Company unless and until the termination or resignation of the Employee (the “Employment Term”). Employee’s employment is “at will” and can be terminated by the Company or the Employee at any time and for any reason, and nothing in this Agreement shall be construed as an agreement or commitment of employment for any period of time. Upon termination of Employee’s employment with the Company for any reason, the Company’s obligation to make payments hereunder shall cease, except that the Company shall be required to make the payments set forth in Section 5 herein.

3. Position.

(a) Employee’s title with the Company (the “Position”) and role will be Chief Executive Officer. Employee will report directly to the Company Board and President. Employee shall otherwise perform any duties reasonably required by Company. Employee will travel from time to time to the extent reasonably necessary to the performance of his duties hereunder.

(b) During the Employment Term, Employee shall in good faith perform the duties set forth in this Section 3 and shall devote substantially all of his working time and efforts to the performance of such duties; provided, however, that Employee may devote time to personal and family investments, industry-related groups and board positions and other activities to the extent that such investments do not materially conflict with the discharge of his duties hereunder. The existence of any such material conflict shall be determined in good faith by the Company Board.

4. Compensation.

4.1. Base Salary. Beginning on the Effective Date, the Company shall pay Employee a gross annual base salary equal to                   (the “Base Salary”). The Base Salary is payable in regular installments in accordance with the Company’s usual payment practices. The Company Board or a compensation committee appointed by the Company Board shall annually review the Base Salary beginning at the end of 2021 and determine changes in the Base Salary in good faith.

4.2. Bonus. Employee will be entitled to receive an annual performance bonus based on achievement certain key performance indicators (“KPIs”). For the 2021 calendar year, Employee may earn a performance bonus equal to 20% of the Base Salary based on achievement of one or more of the following five Company financial performance goals, for a potential maximum bonus of 100% of the Base Salary: (A) Company’s 2021 gross revenues exceed $5.0 million, (B) Company’s 2021 net profits exceed $1.0 million, (C) Company’s 2021 gross revenues exceed $5.5 million, (D) Company’s 2021 net profits exceed $1.5 million and (E) Company’s 2021 gross revenues exceed $6.0 million. The Company’s gross revenues will be calculated on a cash basis, gross receipts net of any reseller or customer discounts, or similar sales discount incentives, and the Company’s net profits will be calculated on a cash basis, net of all expenses except for interest, taxes, depreciation and amortization. The Company will determine the performance bonus payable on an annual basis at the end of each fiscal year, to be paid to Employee within ninety (90) days following the end of such fiscal year. In order to earn the performance bonus, Employee must be employed by the Company through the date on which the performance bonus is paid. In no event whatsoever shall Employee be entitled to a performance bonus following his or her employment or engagement with the Company. Employee’s annual performance bonus plan is subject to annual review by the Company, which will set forth new KPIs, performance metrics and thresholds for each such applicable year. Employee acknowledges that this individualized performance bonus plan for 2021 may be replaced in future years by an annual performance bonus program that Company may make available to other Company employees, as amended from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such programs as are provided to other employees of the Company. The Company, in its discretion, reserves the right to amend or terminate any benefits set forth in this Section 4.2 at any time.

4.3 Equity. Employee will receive an option grant to purchase shares of the Company’s Common Stock in an amount equal to         of the currently outstanding shares of the Company (the “Stock Option”) pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”). The Stock Option will be granted at the first Company Board meeting following the completion of the third-party valuation of the Company’s Common Stock to be effective as soon as reasonably practicable following the date hereof in accordance with the requirements of Section 409A of the Code. The Stock Option will have an exercise price equal to the fair market value of the Company’s Common Stock as determined by the Board on the date of grant and shall vest over four years as follows: 1/4 of the Stock Option shares shall vest upon the first anniversary of the date of grant and 1/48 shall vest monthly thereafter.

4.4 Benefits.

(a) Incentive Benefits. Employee will be entitled to participate in any retirement or benefit plans and arrangements that Company may be made available to employees in the future, as amended from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements on the same terms as such benefits are provided to other employees of the Company. The Company, in its discretion, reserves the right to amend or terminate such benefits at any time.

(b) Welfare Benefits. The Company shall also provide to Employee all vacation, health, major medical, hospitalization, life insurance and disability insurance on the same terms as such benefits are provided to other employees of the Company. As of the Effective Date, the Company does not track vacation/sick leave, and Employee is entitled to take time off so long as his or her absence from work does not materially interfere with the Company’s business. The Company, in its discretion, reserves the right to amend or terminate such benefits at any time.

4.5 Business Expenses and Perquisites. The Company shall reimburse Employee for all pre-approved out-of-pocket expenses paid by him in connection with the performance of his duties hereunder pursuant to the Company’s policy for travel and expense reimbursement. In addition, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.

4.6 Place of Employment. The principal place of employment of Employee shall be within a 50-mile radius of Washington, DC or such other location as is consented to by Employee in writing. It is understood, however, and agreed that Employee may be required, in connection with the performance of his duties, to work from time to time at other locations designated by the Company Board or President or as required in connection with the business of Company. When required to travel to and/or spend time at such other locations, Employee’s reasonable traveling and temporary living expenses shall be reimbursed by the Company, upon submittal of vouchers in accordance with Section 4.5.

5. Termination. Employee’s employment may be terminated by either party at any time. In the event of any such termination, the rights of the parties will be determined as set forth in this Section 5. Employee acknowledges and agrees that any valid written notice of termination by Employee delivered in accordance with the terms of this Agreement shall operate as a resignation by Employee from the Position.

5.1. Termination For Cause by the Company. If Employee’s employment is terminated by the Company for Cause or due to Employee’s death or Disability, (a) Employee shall be entitled to receive his Base Salary through the date of termination, (b) the Company shall reimburse Employee in accordance with Section 4.5 for expenses Employee has incurred in the pursuit of his duties under this Agreement prior to the date of termination, and (c) Employee shall not be entitled to receive any benefits from and after the date of termination, unless otherwise required by applicable law.

5.2. Termination of Employment Without Cause by the Company.

(a) If Employee’s employment is terminated by the Company without Cause, Company shall provide Employee with written notice of termination setting forth the circumstances surrounding the termination (if any). In the event of such termination, the Company shall, subject to subsection (c) below, pay Employee:

(i) Base Salary earned through the date of termination;

(ii) Severance in an amount equal to (A) two months of Base Salary if employment is terminated prior to the first anniversary of the Effective Date, (B) three months of Base Salary if employment is terminated between after the first anniversary of the Effective Date but before the second anniversary of the Effective Date, or (C) four months of Base Salary if employment is terminated between after the second anniversary of the Effective Date, to be paid on the Company’s regularly scheduled payroll dates commencing within the first regular payroll date to occur following Employee’s delivery of an effective release of claims as described in Section 5.2(c) below (the date such release is effective is the “Release Effective Date”); provided, however, that any payments that would have otherwise been made prior to the Release Effective Date but for the fact that a release had not yet been delivered, shall accrue and be paid in the first payroll date that follows such Release Effective Date, with subsequent payments occurring on each subsequent Company payroll date (the “Severance Payments”);

(iii) reimbursement for expenses incurred but not yet reimbursed by Company in the pursuit of his duties prior to the date of termination in accordance with Section 4.5 of this Agreement to be paid within thirty (30) days of such termination;

(iv) any Bonus earned for a completed fiscal year but not yet paid to be paid within the earlier of (A) thirty (30) days of such termination and (B) the date that is ninety (90) days following the end of the fiscal year during which the Bonus is earned; and

(v) any other compensation and benefits to which Employee may be entitled under applicable plans, programs and agreements of Company to be paid, if applicable, within thirty (30) days of such termination or earlier if required by applicable law.

(b) Any payment by the Company pursuant to this Section 5.2 is, to the fullest extent permissible under applicable law, conditioned upon the execution and effectiveness (including the execution of any non-revocation period) of a general release of claims, in a form reasonably satisfactory to the Company in its discretion, which is to be provided to Employee no later than the date of Employee’s termination of employment with the Company, of the Company, its Affiliates and any related parties signed by the Employee. Such release shall be fully effective no later than sixty (60) days following termination or Employee shall forfeit the Severance Payments under this Section 5.2.

5.3. No Mitigation or Offset. In the event of any termination of Employee’s employment under this Agreement, Employee shall be under no obligation to seek other employment, and there shall be no offset against amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Employee may obtain.

5.4. Nature of Payments. Any amounts due Employee under this Agreement in the event of any termination of Employee’s employment with Company are in the nature of severance payments, or liquidated damages which contemplate both direct damages and consequential damages that may be suffered as a result of the termination of Employee’s employment, or both, and are not in the nature of a penalty.

5.5. Notice of Termination. Any purported termination of employment by the Company or resignation by Employee shall be communicated by written notice to the other party hereto.

5.6. Unemployment. The Company will not contest Employee’s application for unemployment benefits in the event Company terminates Employee’s employment with the Company, unless the Company determines in its reasonable discretion that the grounds for termination arose out of gross negligence or willful misconduct. The Company reserves the right, however, to provide true and accurate responses to any inquiries by the applicable government authorities.

5.7. Third Party Non-Competition Obligations. In the event that Employee is not released by written agreement prior to the Effective Date from all non-competition obligations to third parties that prohibit Employee’s employment by the Company, this Agreement and the Proprietary Information Agreement shall be deemed null and void immediately prior to the Effective Date, and neither party shall owe any duty or obligation to the other under this Agreement or under the Proprietary Information Agreement, including, without limitation, under this Section 5 of this Agreement.

6. Non-Disparagement. Employee and Company and its Affiliates agree not to disparage the other in any manner likely to be harmful to them or their business or personal reputation. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any party from (a) making truthful statements or disclosures required by applicable law, regulation or legal process; (b) requesting or receiving confidential legal advice; (c) engaging in communications protected under Section 7 of the National Labor Relations Act; (d) responding to inquiries of a prospective employer; or (e) participating in any investigation by the federal Equal Employment Opportunity Commission, the Department of Labor, or any other federal, state or local agency.

7. Proprietary Information. Employee will be required as a condition of employment to sign and abide by the Company’s Proprietary Information and Intellectual Property Agreement (the “Proprietary Information Agreement”), a form of which is attached hereto as Exhibit A. Nothing in the Proprietary Information Agreement shall limit or otherwise circumscribe any confidentiality agreement Employee may have previously entered into with the Company.

8. Non-Compliance. Subject to the following sentence, but notwithstanding any other provision of this Agreement to the contrary (specifically including the provisions of Section 5), if Employee breaches Section 6 or materially breaches the Proprietary Information Agreement while employed by the Company, the Company may terminate the employment of Employee for Cause, and, whether or not Employee is employed by the Company, from and after any such breach by Employee, the Company shall cease to have any obligations to make payments to Employee under this Agreement.

9. Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach of any of the provisions of Section 6 hereof would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10. Enforceability. It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in Section 6 hereof to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that the any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11. Section 409A and 280G. In the event that the payments or benefits set forth in this Agreement constitute “non-qualified deferred compensation” subject to Section 409A of the Code, then the following conditions apply to such payments or benefits:

11.1. To the extent necessary to comply with Section 409A of the Code, any termination of Employee’s employment triggering payment of benefits under must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Employee to Company at the time Employee’s employment terminates), any such payments under this Agreement that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(a) shall not cause any forfeiture of benefits on Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs.

11.2. Notwithstanding any other provision with respect to the timing of payments under this Agreement if, at the time of Employee’s termination, Employee is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Employee may become entitled under this Agreement as a result of a “separation from service” which are subject to Section 409A of the Code (and not otherwise exempt from its application) shall be withheld until the first (1st) business day after six (6) months have elapsed following the termination of Employee’s employment, at which time Employee shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Employee under the terms of this Agreement.

11.3. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

11.4. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A of the Code, or the payment of increased taxes, excise taxes or other penalties under Section 409A of the Code. The parties intend this Agreement to be in compliance with Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, the Employee acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A of the Code and that Employee agrees to pay any taxes payable by him in accordance with the Code including, without limitation, Section 409A of the Code.

11.5. If any payment or benefit Employee would receive under this Agreement (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. With respect to subsection (B), if there is more than one method of reducing the payment as would result in no portion of the Payment being subject to the Excise Tax, then Employee shall determine which method shall be followed, provided that if Employee fails to make such determination within thirty (30) days after Company has sent Employee written notice of the need for such reduction, Company may determine the amount of such reduction in its sole discretion. If any reduction of benefits or payments is required under this subsection (d), the order of reduction shall be cash first, equity acceleration next and then remaining fringe benefits if any.

11.6. If any payment or benefits under this Agreement is subject to Section 409A of the Code, is conditioned upon the execution of a general release of claims and the consideration period is such that the Employee can control the taxable year in which such payments begin, such payments and benefits shall, to the extent required by Section 409A of the Code, begin in the later taxable year.

12. Miscellaneous.

12.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving any effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

12.2. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO EACH WAIVE TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

12.3. Entire Agreement: Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

12.4. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.5. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

12.6. Assignment.

(a) Absent the prior written consent of the Company, this Agreement shall not be assignable by Employee, except that Employee may assign payments due hereunder to a trust established for the benefit of Employee’s family or to his estate or to any partnership or trust entered into by Employee and/or his immediate family members (meaning, his spouse, lineal descendants, parents and siblings).

(b) Absent the prior written consent of the Employee, this Agreement shall not be assignable by the Company, except that the Company may assign this Agreement in connection with a change of control transaction or to an Affiliate.

12.7. Successors: Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of Employee and successors and assigns of the Company.

12.8. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be given to the respective addresses set forth on the execution page of this Agreement, provided that:

(a) all notices to the Company shall be directed to the attention of Rank One Computing Corporation, 1120 Lincoln St, Ste 1607, Denver, CO 80203, Attn: General Counsel.

(b) all notices to Employee shall be directed to 520 12th St S, Apt 2201, Arlington, VA 22202.

or to such other address as either party may have furnished to the other in writing in accordance herewith. Each such notice or other communication shall be effective (i) if given by prepaid overnight courier, upon receipt, (ii) if given by United States mail, postage prepaid, return receipt requested, the later of actual receipt or three business days after deposit with the United States postal service, or (iii) upon confirmed receipt of email; provided that notice of change of address shall be effective only upon receipt.

12.9. Withhold Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

12.10. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY:

RANK ONE COMPUTING CORPORATION, a Colorado corporation

By:	/s/ Brendan F. Klare
Brendan F. Klare, CEO

EMPLOYEE:

/s/ B. Scott Swann
B. Scott Swann

EXHIBIT A

PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY AGREEMENT

RANK ONE COMPUTING CORPORATION

PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY AGREEMENT

This Proprietary Information and Intellectual Property Agreement is effective as of January 4, 2021 (the “Effective Date”) and is entered into as of December 21, 2020 in consideration of the undersigned’s (“me” or “Employee”), employment or continued employment by RANK ONE COMPUTING CORPORATION, a Colorado corporation (the “Company”), and the compensation and other consideration now and hereafter paid or provided to me, I hereby agree as follows:

1. Definitions. As used in this Agreement:

1.1 “Intellectual Property” means all algorithms, application programming interfaces (APIs), apparatus, concepts, data, databases and data collections, designs, developments, diagrams, discoveries, documentation, drawings, flow charts, formulae, ideas and inventions (whether or not patentable or reduced to practice), know-how, mask works, materials, marketing and development plans, marks (including brand names, product names, logos, and slogans), methods, models, net lists, network configurations and architectures, procedures, processes, protocols, schematics, software code (in any form, including source code and executable or object code), specifications, subroutines, techniques, test vectors, tools, trade secrets, uniform resource identifiers including uniform resource locaters (URLs), user interfaces, web sites, works of authorship, and other forms of technology.

1.2 Intellectual Property Rights. The term “Intellectual Property Rights” means all past, present, and future rights in or pertaining to Intellectual Property, which may exist or be created under the laws of any jurisdiction in the world, including (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask work rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) of this sentence.

1.3 Proprietary Information. The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data, or information related to the Company’s business that is labeled or identified as “confidential” or “proprietary” or that I otherwise know, or would reasonably be expected to know, the Company considers to be confidential or proprietary or the Company has a duty to treat as confidential. By way of illustration but not limitation, “Proprietary Information” includes (a) Intellectual Property of the Company, (b) Work Product (as defined below), (c) information regarding research, development, products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers and the existence of any business discussions, negotiations or agreements between the Company and any third party; and (d) information regarding the skills and compensation of the Company’s employees, contractors or other service providers.

1.4 Work Product. The term “Work Product” means (a) all items provided or to be provided by me to Company, (b) all Intellectual Property, in any stage of development, that I conceive, create, develop, or reduce to practice (or conceived, created, developed, or reduced to practice in the past), either alone or jointly with others, in connection with performing services for Company, and (c) all tangible embodiments (including models, presentations, prototypes, reports, samples, and summaries) of each item of such Intellectual Property.

2. Nondisclosure.

2.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that incorporates any Proprietary Information and/or disparages the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns. Notwithstanding anything contained herein to the contrary, nothing in this Agreement is intended to prohibit me from discussing with other employees, or with third parties who are not competitors of the Company, my wages, hours, and other terms and conditions of employment.

2.2 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

2.3 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

3. Assignment of Intellectual Property.

3.1 Previous Intellectual Property. Intellectual Property, if any, which I created or acquired prior to the commencement of my employment with the Company and which is not Work Product is excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Intellectual Property) attached hereto a complete list of all Intellectual Property relevant to the subject matter of my employment by Company that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Previous Intellectual Property”). If disclosure of any such Previous Intellectual Property would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Previous Intellectual Property in Exhibit A but am only to disclose a cursory name for each such Previous Intellectual Property, a listing of the party or parties to whom it belongs and the fact that full disclosure as to such Previous Intellectual Property has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there is no Previous Intellectual Property. If, in the course of my employment with the Company, I incorporate any Previous Intellectual Property into any Work Product, Company product, process or machine, the Company is hereby granted and will have a nonexclusive, fully paid, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, reproduce, make derivative works of, distribute, publicly perform, publicly display, import and sell such Previous Intellectual Property. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Previous Intellectual Property in any Work Product or Company Intellectual Property without the Company’s prior written consent. I also agree that I will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under the GNU General Public License or any other open source license that would require the Company to make any public disclosure or general availability of source code owned, developed or distributed by the Company.

3.2 Assignment of Intellectual Property. Subject to Sections 3.3 and 3.5, I hereby assign and agree to assign in the future (when any such Intellectual Property is first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Work Product, whether previously created, now existing, or arising in the future (and all Intellectual Property Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes. Intellectual Property assigned to the Company, or to a third party as directed by the Company pursuant to this Section 3, is hereinafter referred to as “Company Intellectual Property.” I hereby forever waive and agree not to assert any and all Intellectual Property Rights I may have in or with respect to Company Intellectual Property.

3.3 Nonassignable Intellectual Property. I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Intellectual Property Law”), this Agreement will not be deemed to require assignment of any intellectual property which qualifies fully for protection under a Specific Intellectual Property Law by virtue of the fact that any such intellectual property was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted or was derived from work performed by me directly or indirectly for the Company. In the absence of a Specific Intellectual Property Law, the preceding sentence will not apply.

3.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Intellectual Property authored, conceived or reduced to practice by me, either alone or jointly with others, which may reasonably be considered as relevant to the Company’s Work Product or Proprietary Information. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf or in which I am named as an inventor or co-inventor within one (1) year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Intellectual Property that I believe fully qualifies for protection under the provisions of a Specific Intellectual Property Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Intellectual Property that qualifies fully for protection under a Specific Intellectual Property Law. I will preserve the confidentiality of any Intellectual Property that does not fully qualify for protection under a Specific Intellectual Property Law.

3.5 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Intellectual Property to a third party, including without limitation the United States, as directed by the Company.

3.6 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

3.7 Enforcement of Intellectual Property Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights relating to Company Intellectual Property in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to the Company or its designee. My obligation to assist the Company with respect to Intellectual Property Rights relating to such Company Intellectual Property in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

3.8 Further Assurances. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 3 with the same legal force and effect as if executed by me. I hereby waive, assign and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned hereunder to the Company.

3.9 Presumption of Ownership. Due to the difficulty of establishing when Intellectual Property is first conceived or developed, whether it results from access to the Company’s actual or anticipated business or research or development, or whether it is a direct or indirect result or derivation of any work I perform for the Company, I hereby acknowledge and agree that all Intellectual Property which may reasonably be considered to be related to the creation, development, licensing, marketing, distribution or sale of automated face recognition algorithms and systems or any other material line of the Company’s business conducted by the Company during my employment with the Company conceived, developed, suggested, or reduced to practice by me, alone or jointly with others whether during the term of this Agreement commencing on the Effective Date or otherwise during my employment shall be presumed to be Work Product and to belong to the Company, and I shall have the burden of proof to prove otherwise.

4. Records. Unless otherwise directed or requested by the Company, I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information and all Intellectual Property developed by me during the period of my employment at the Company, which records will be available to and remain the sole property of the Company at all times.

5. No Conflicts or Solicitation. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. To protect the Company’s Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity which is directly or indirectly competitive with the Company, or would otherwise conflict with my obligations to the Company. For the period of my employment by the Company and continuing until two (2) years after my last day of employment with the Company, I will not directly or indirectly (a) induce any employee, independent contractor or consultant of the Company to terminate or negatively alter his or her relationship with the Company, (b) solicit the business of any client or customer of the Company (other than on behalf of the Company) in any manner that is competitive with the Company or (c) induce any supplier, content provider, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6. No Conflicting Obligation; Covenant not to Compete.

6.1 I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any non-compete agreement or any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

6.2 I acknowledge that during my employment I will have access to and knowledge of Company Proprietary Information. To protect Company’s Proprietary Information and trade secrets, I agree that during my employment with the Company whether full-time or part-time and for a period of two (2) years after my last day of employment with the Company, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own and have disclosed to the Company’s board of directors prior to the date hereof will not constitute a violation of this provision (“Permitted Ownership”).

6.3 I agree and acknowledge that the time limitation on the restrictions in this Section 6, combined with the geographic scope, is reasonable. I also acknowledge and agree that this Section 6 is reasonably necessary for the protection of Company’s Proprietary Information as defined in Section 1.2 herein, that through my employment I will receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.4 As used herein, the terms: (a) “Restricted Business” means the creation, development, licensing, marketing, distribution or sale of automated face recognition algorithms and systems and any other material line of the Company’s business conducted by the Company during my employment with the Company and (b) “Restricted Territory” means any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.

7. Disclosure of Conflicts of Interest.

7.1 I will disclose the existence of and all material facts related to any actual or possible Conflict of Interest to the Company’s Board of Directors. As used herein, a “Conflict of Interest” includes: (1) any transaction between the Company and an entity (i) in which I, my parent, my child, my sibling or the spouse or domestic partner of any of the foregoing has a material financial interest of any kind, including any ownership interest (other than Permitted Ownership) or (ii) of which I serve as director, officer, employee, independent contractor, agent or other legal representative or (2) any material financial interest of any kind, in any person, firm, corporation or business that engages in a Restricted Business or is a past, current or potential customer, supplier, investor or other business relation of the Company (other than Permitted Ownership through accounts for which I do not, directly or indirectly, influence investing activities) or (3) the receipt of any gifts, entertainment or other favors which might reasonably be expected to influence or be intended to influence me in the performance of my duties.

8. Return Of Company Documents. When I leave the employ of the Company or upon request by the Company during the course of my employment, I will deliver to the Company any and all property, equipment, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Intellectual Property, Third Party Information or Proprietary Information of Company. I agree that I will not copy, delete or alter any information contained on my Company computer before I return it to Company. I further agree that any property situated on Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

9. Legal And Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Company’s Proprietary Information, the Company has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

10. Notification Of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

11. General Provisions.

11.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Colorado, without regard for its conflicts of law principles that would require application of the laws of a different state. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Denver, Colorado for any lawsuit filed there against me by Company arising from or related to this Agreement.

11.2 Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours of the recipient, then on the next business day; (c) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto

11.3 Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any one or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, such holding will not affect the other provisions of this Agreement, and this Agreement will be construed with such modifications as a part hereof and treated as though originally set forth in this Agreement and/or as if such invalid, illegal or unenforceable provision had never been contained herein. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

11.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

11.5 Survival. The provisions of this Agreement will survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

11.6 Employment. I acknowledge and agree that my relationship with the Company is “AT-WILL”, and that both the Company and I may terminate my employment relationship at any time, with or without cause or advance notice. I further agree and understand that nothing in this Agreement will confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

11.7 Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

11.8 Entire Agreement. The obligations pursuant to Sections 2 and 3 of this Agreement will apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

11.9 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT MAY NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

11.10 Export. The export of technical data or products utilizing technical data to countries outside the United States could violate United States export laws or regulations. I agree that I will not export such data, directly or indirectly, unless I have specific authorization from the Company.

11.11 Reporting. You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified that if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the employer’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.

[Remainder of Page Intentionally Left Blank]

This Agreement is effective as of the first day of my employment with the Company, namely: January 4, 2021.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

EMPLOYEE:

/s/ B. Scott Swann
(Signature)

B. Scott Swann
(Printed Name)

Accepted And Agreed To:

Rank One Computing Corporation

By:	/s/ Brendan F. Klare
Name:	Brendan F. Klare
Title:	CEO
Address:	1120 N. Lincoln Street, Suite 1607 Denver, Colorado 80203

Exhibit A

PREVIOUS INTELLECTUAL PROPERTY

TO:	Rank One Computing Corporation

FROM:	B. Scott Swann

DATE:	January 4, 2021

SUBJECT:	Previous Intellectual Property

1. Except as listed in Section 2 below, the following is a complete list of all Intellectual Property relevant to the subject matter of my employment by Company that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Previous Intellectual Property”):

☒	No Intellectual Property.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to Intellectual Property generally listed below, the Intellectual Property Rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Intellectual Property	Party(ies)	Relationship

1.
2.
3.

☐	Additional sheets attached.

A-1